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                                                                     EXHIBIT 8.2


                      [Letterhead of Shearman & Sterling]

                                 August 1, 2000


Medical Manager Corporation
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

Ladies and Gentlemen:


         We are acting as counsel to Medical Manager Corporation, a Delaware corporation ("Medical Manager") in connection with the proposed merger (the "Merger") of Medical Manager with and into Healtheon/WebMD Corporation ("Healtheon/WebMD"), a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of February 13, 2000 and amended as of June 18, 2000 between Healtheon/WebMD and Medical Manager (the "Merger Agreement"). Healtheon/WebMD is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), a registration statement on Form S-4 (the "Registration Statement") dated as of August 1, 2000, with respect to the common stock of Healtheon/WebMD to be issued to holders of shares of common stock of Medical Manager in connection with the Merger and the related Proxy Statement/Prospectus of Healtheon/WebMD, Medical Manager and CareInsite, Inc. (the "Proxy Statement/Prospectus"). At your request in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.



         For purposes of the opinion set forth below, we have, with the consent of Healtheon/WebMD and the consent of Medical Manager, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) and relied upon covenants contained in the certificates of Healtheon/WebMD and Medical Manager, each dated July 28, 2000 (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such statements and








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Medical Manager                                                   August 1, 2000

representations in those certificates will be complete and accurate as of the Effective Time and those covenants will be complied with in all material respects. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus or the Merger Agreement, as the case may be.

     We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus and that the Merger will qualify as a statutory merger under applicable state laws.

     Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that:

     1. The Merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code;

     2. Each of Healtheon/WebMD and Medical Manager shall be a party to the reorganization within the meaning of Section 368(b) of the Code; and

     3. Subject to the limitations set forth therein, the discussion contained in the Proxy Statement/Prospectus under the caption "The Mergers -- Material U.S. federal income tax considerations of the mergers -- Material U.S. federal income tax considerations of the Medical Manager merger" is an accurate summary of the material U.S. federal income tax consequences of the Merger to holders of Medical Manager common stock under currently applicable law.

     No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. The opinion is furnished to you solely for your exclusive use, and it may not be distributed, published, or relied upon by any other person without our prior written consent. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "The Mergers -- Material U.S. federal income tax considerations of the mergers -- Material U.S. federal income tax considerations of the Medical
Manager merger" and elsewhere in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons
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Medical Manager                                                   August 1, 2000

whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.


                                             Very truly yours,



                                             /s/ Shearman & Sterling


MKW/AFS